Exhibit 99.1


                   FLEET AND SHAWMUT AGREE TO STRATEGIC MERGER
                           IN $3.7 BILLION TRANSACTION

           Combination Reinforces Leadership Position in New England and Creates One of Top 10 Banks in the United States



     Boston, February 21, 1995 - Fleet Financial Group (NYSE:FLT) and Shawmut National Corporation (NYSE:SNC) today announced they have signed a definitive agreement for a strategic merger that will create one of the country's top 10 banks and the only one headquartered in New England. The combined institution will have more than $80 billion in assets, $50 billion in deposits, number-one market positions in Connecticut, Maine, Massachusetts, New Hampshire and Rhode Island and substantial financial services businesses across the country.

          The merged organization will be called Fleet Financial Group and will be headquartered in Boston. Terrence Murray, 55, Chairman and Chief Executive Officer of Fleet will be President and Chief Executive Officer of the new Fleet. Joel B. Alvord, 56, Chairman and Chief Executive Officer of Shawmut, will be Chairman of the new Fleet. Murray will also assume the Chairman title when Alvord reaches age 60 in 1998. Murray and Alvord will be joined on the board of directors of the new Fleet by 18 outside directors, 11 from Fleet and seven from Shawmut.

          The merger agreement, which was unanimously approved yesterday by the boards of directors of both institutions, provides that each share of Shawmut common stock would be exchanged for 0.8922 newly issued shares of Fleet common stock on a tax-free basis. Based on Friday's closing price of Fleet stock of $33.625 per share, and Shawmut's stock price of $20.625, the transaction would be valued at approximately $3.7 billion, or $30 per Shawmut share, representing a premium to Shawmut shareholders of approximately 45%. The merger is expected to be completed in the fourth quarter of 1995 and is subject to approval by federal and state bank regulators and the shareholders of both companies.

          Shawmut currently pays a quarterly cash dividend of $0.22 per share. Fleet currently pays a quarterly cash dividend of $0.40 per share, which will be the continuing dividend of the combined company.

          Fleet's functional organization will reflect its strong commitment to the entire region. The consumer banking business, with deposits of over $50 billion, the sixth largest branch network in the U.S. and the nation's third largest small business loan portfolio, will be operated from Hartford. The commercial banking business, including the 10th largest commercial and industrial loan portfolio in the U.S., will be operated from Providence. Also in Providence will be the nationwide financial services division. Substantial businesses, including tax and student loan processing, will continue to be operated from upstate New York.

          "Shawmut and Fleet are ideal strategic partners because of the superb fit between our two companies," said Murray, who will be based in Boston. "Both are uniquely committed to the Northeast and the financial needs of its people and businesses. This merger is a logical step in our long histories as New England-based companies.
     The combined entity will be a financial powerhouse with critical mass, a broader mix of products and services and an expanded customer base."

          "Merging with Fleet is the right thing to do for Shawmut shareholders, employees and customers, and it is also good for the region," said Alvord, who is based in Boston. "Together, we can build the preeminent financial institution and create a bright future for all of our constituencies. As the nationwide consolidation of the financial services industry accelerates, New England will benefit because two strong local banking organizations are taking control of their own destiny to create a powerful customer-driven institution."

          In addition to creating many growth opportunities, the merger will also generate substantial cost savings. By consolidating work forces, facilities, and operations areas while eliminating redundant costs, Fleet expects to increase efficiency and reduce expenses by approximately $400 million per year, or 14% of combined non-interest expenses, when the consolidation is complete.

          A net reduction of just under 10% of the combined work force, or approximately 3,000 employees, is anticipated. Both organizations have initiated hiring freezes in order to minimize the number of affected employees. Severance packages and complacement services will be offered to assist those employees.

          Fleet expects to have in excess of 900 branches after consolidations, closings, and anticipated regulatory divestitures. Cost reductions and branch consolidations will come from both companies and will be spread throughout the region. Fleet and Shawmut expect to take restructuring charges totaling up to $400 million to cover expenses related to these actions.

          In addition to Murray and Alvord, the Fleet senior management team will include the following: Robert J Higgins, 49, of Fleet will be a Vice Chairman with responsibility for commercial banking; Gunnar
     S. Overstrom, Jr., 52, of Shawmut will be a Vice Chairman with responsibility for consumer banking/small business lending and investment services; H. Jay Sarles 49, of Fleet will be a Vice Chairman with responsibility for staff functions and corporate strategy; Michael R. Zucchini, 48, of Fleet will be a Vice Chairman with responsibility for the financial services division, consisting of national consumer and fee-based businesses, and technology operations, Eugene M. McQuade, 46, of Fleet will be Executive Vice President and Chief Financial Officer; and David L. Eyles 55, of Shawmut will be Executive Vice President and Chief Credit Policy Officer.

          Fleet will be one of the largest companies in New England and a major source of employment, tax revenues and community involvement. Fleet will remain committed to serving the credit needs of low-to-moderate income residents of all its communities. "Both banks have worked closely with local leaders to develop their CRA programs, and we look forward to continuing to work with them," said Murray.

          The new Fleet Financial Group is a national, diversified financial services company, providing superior consumer, commercial, government banking, small business lending, specialized lending and investment management services.


                               #    #    #


                            THE NEW FLEET FACT SHEET
                     ($ in billions, except per share items)

                                December 31, 1994

                                FLEET        SHAWMUT     PRO FORMA

      Total Assets              $49.0         $32.4       $81.4

      Net Loans                 $27.5         $18.7       $46.2
      Total Deposits            $34.8         $20.0       $54.8

      Common Equity             $3.2          $2.0        $5.2
      Total Equity              $3.6          $2.2        $5.8

      Common Equity/Assets       6.5%          6.2%        6.4%

      Tangible Common/Assets     5.9%          5.8%        5.8%
      Tier 1 Leverage Ratio      6.7%          6.6%        6.6%

      Reserves                  $0.95         $0.54       $1.50
      Reserves/NPLs               216%         242%         225%

      Fully Diluted
      Common Shares              161.5         121.6       272.8

      Book Value per Share      $22.23        $16.72      $21.44
      Closing Price             $33.63        $20.63      $33.63
      (21/17/95)

      Market Capitalization     $ 5.4         $ 2.5       $ 9.2


                                FLEET AT A GLANCE
                                (The New Entity)

     This historic combination creates the only top 10 bank in the country headquartered in New England. Fleet is well-positioned for the future, with over $80 billion in assets, $50 billion in deposits and $42 billion in assets under management. The merger will help New England control its own economic destiny as the nationwide consolidation in financial services accelerates.

     Fleet is ...

     ... headquartered in Boston

     ... the leader in virtually every business category in the region

          #1  - Consumer Deposits
          #1  - Consumer Loans
          #1  - Private Banking
          #1  - Personal Trust
          #1  - Middle Market Lending
          #1  - Cash Management
          #1  - Branch and ATM Network
          #1  - Governmental Banking

     ... one of the nation's preeminent financial services institutions

          #1  - Third-party student loan servicer
          #2  - Mortgage banking company
          #3  - Small business loan portfolio
          #6  - Retail branch network
          #10 - Commercial loan portfolio

     ... dedicated to a long-term partnership with its communities

          - Lines of business operate from Boston, Providence, Hartford and New York State.
          - Combined $9 billion commitment in loans, products and community initiatives to low-to-moderate income borrowers.


     Management Structure

     Terrence Murray         -  President and Chief Executive Officer
     Joel B. Alvord          -  Chairman
     Robert J. Higgins       -  Vice Chairman (commercial banking)
     Gunnar S. Overstrom, Jr.-  Vice Chairman (consumer banking/small business and investment services)
     H. Jay Sarles           -  Vice Chairman (staff functions and
                                corporate strategy)
     Michael R. Zucchini     -  Vice Chairman (financial services, fee-
                                based businesses and technology operations)
     Eugene M. McQuade       -  Executive Vice President and Chief
                                Financial Officer
     David L. Eyles          -  Executive Vice President and Chief Credit
                                Policy Officer